Exhibit 10.1

OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), dated March 15, 2007, is made by and between JWH Holding Company, LLC, a Delaware limited liability company (the “Company”), Walter Industries, Inc., a Delaware corporation (“Walter”) and                        , an employee of the Company, hereinafter referred to as the “Grantee”:

WHEREAS, pursuant to the 2007 Long-Term Incentive Award Plan of the Company (the “Plan”), the Company has granted to the Grantee a non-qualified option to purchase fractional limited liability company interest in the Company on the terms and subject to the conditions set forth in this Agreement and the Plan;

WHEREAS, this Agreement is intended to implement the provisions of paragraph 3(c) of the employment agreement dated                     (the “Employment Agreement”) by and between the Grantee and Walter, which transferred its Homebuilding and Financing businesses to the Company and currently owns 100% of the limited liability company interest in the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms used in this Agreement and not defined in this Article or other Articles of this Agreement shall have the meaning given such terms in the Plan.  The masculine pronoun shall include the feminine, and the singular the plural, where the context so indicates.

Section 1.1             “Cause” shall have the meaning set forth in paragraph 11 of the Employment Agreement.

Section 1.2             “Change in Control” shall have the meaning set forth in Section 1.6 of the Plan; provided, however, that a spin-off or other transaction separating the Company from Walter shall not be considered a Change in Control.

Section 1.3             “Disability” shall mean any medical condition whatsoever which leads to the absence of the Grantee from his or her job function for a continuous period of six months without the Grantee being able to resume such functions on a full time basis at the expiration of such period, it being understood that unsuccessful attempts to return to work for periods under thirty days shall not be deemed to have interrupted said continuity.

Section 1.4             “Eligible Representative” shall mean, upon the Grantee’s death, the Grantee’s personal representative or such other person as is empowered under the deceased Grantee’s will or the then applicable laws of descent and distribution to represent the Grantee hereunder.

Section 1.5             “Fair Market Value” of an LLC interest as of a given date shall be (a) the mean of the high and low sales prices (rounded to the nearest $0.01) of an LLC interest on the principal exchange on which the Company’s LLC interests are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day immediately preceding such date, or if LLC interests were not traded on the trading day immediately preceding such date, then on the next preceding date on which a trade occurred, or (b) if LLC interests are not traded on an exchange but are quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for an LLC interest on the trading day immediately preceding such date as reported by Nasdaq or such successor quotation system, or (c) if LLC interests are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of an LLC interest as established by reference to the most recent valuation of the Company as a going concern and a stand-alone public company conducted by a mutually agreeable, experienced valuation firm of national reputation.

In calculating Fair Market Value at any time pursuant to clause (c) above (including in the case of a sale of all or substantially all of the assets of the Company or any other Change in Control), the capitalization of the Company shall be assumed to be the capital shown on a pro forma balance sheet prepared as of the date of such calculation on a consistent basis with the Reference Balance Sheet.  Any calculation of Fair Market Value pursuant to clause (c) above shall be based on results of operations and cash flows and other pertinent operating and financial measures, both historical and forecast, and shall assume adequate capitalization sufficient to support the operations of the Company as a going concern and as a stand-alone public company.

Section 1.6             “Plan” shall mean the 2007 Long-Term Incentive Award Plan of JWH Holding Company, LLC.

Section 1.7             “Protected Party” shall have the meaning set forth in Section 5.1(f).

Section 1.8             “Reference Balance Sheet” shall mean the pro forma balance sheet of the Company as of March 1, 2006, attached hereto as Schedule 1.  Intercompany accounts and legacy tax issues as of March 1, 2006 have been excluded from the Reference Balance Sheet, and shall not be included on any pro forma balance sheet prepared as of any valuation date.

Section 1.9             “Retirement” shall mean the time when the employee-employer relationship between the Grantee and the Company or any Subsidiary is terminated (a) other than for Cause, and (b) such termination occurs on or after March 2, 2009.

Section 1.10           “Secretary” shall mean the Secretary of the Company.

ARTICLE II.
GRANT OF OPTION

Section 2.1             Grant of Option.  In consideration of the Grantee’s agreement to remain in the employ of the Company or its Subsidiaries and for other good and valuable consideration, the Company has irrevocably granted to the Grantee the option to purchase all or any part of      % of the total LLC interests of the Company (the “Option”) upon the terms and conditions set forth in this Agreement.

Section 2.2             Options Subject to the Plan.  The Option granted hereunder is subject to the terms and provisions of the Plan.

Section 2.3             Option Exercise Price.  The aggregate exercise price of the Option shall be as shown in the pricing letter between Grantee and the Company of even date herewith.  It is understood that this valuation is based in part on the assumption that the capitalization of the Company would be adequate to support the business of the Company as a going concern and a stand-alone public company.

Section 2.4             Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved subject to the terms of the Employment Agreement, to discharge the Grantee at any time for any reason whatsoever, with or without Cause.

ARTICLE III.
PERIOD OF EXERCISABILITY

Section 3.1             Commencement of Exercisability

(a)           Subject to subsections (b) and (c) of this Section 3.1 and to Section 3.3, the Option shall become exercisable in three cumulative installments as follows:

(i)            The first installment shall consist of one-third (1/3) of the LLC interests covered by the Option and became exercisable on March 2, 2007;

(ii)           The second installment shall consist of one-third (1/3) of the LLC interests covered by the Option and shall become exercisable on March 2, 2008; and

(iii)          The third installment shall consist of one-third (1/3) of the LLC interests covered by the Option and shall become exercisable on March 2, 2009.

(b)           Notwithstanding subsection (a) above, but subject to subsection (c) below and to Section 3.3, the Option shall become fully exercisable upon the date of consummation of the first Change in Control, termination of Grantee’s employment by the Company or a Subsidiary without Cause, Grantee’s resignation because of a significant diminution in pay or responsibilities, Grantee’s resignation because of the Company’s or Walter’s material breach of the Employment Agreement which is not cured within a reasonable period after notice, or Grantee’s death, Disability or Retirement.

(c)           No portion of the Option which is unexercisable at or as a result of Termination of Employment shall thereafter become exercisable.

Section 3.2             Duration of Exercisability.  The installments provided for in Section 3.1 are cumulative.  Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3.

Section 3.3             Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)           The expiration of ten years from March 2, 2006; or

(b)           Except as the Administrator may otherwise approve, the date that is 90 days after the date of the Grantee’s Termination of Employment by the Company or a Subsidiary for Cause or by Grantee for other than a reason specified in Section 3.1(b); or

(c)           The expiration of two (2) years from the date of the Grantee’s Termination of Employment for a reason specified in Section 3.1(b).

ARTICLE IV.
EXERCISE OF OPTION

Section 4.1             Person Eligible to Exercise.  During the lifetime of the Grantee, only he may exercise the Option or any portion thereof.  After the death of the Grantee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by his Eligible Representative.

Section 4.2             Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be in respect of not less than 1/2 of 1% of the LLC interests of the Company (or the total amount then exercisable pursuant to Section 3.1, if smaller) and shall be for increments of 1/10 of 1% of the LLC interests of the Company only.

Section 4.3             Gross-Up For Excise Tax.

(a)           To the extent that the vesting or exercise of the Option or the payment (excluding the payments to be made pursuant to this Section 4.3) received by Grantee under this Agreement and the Plan with respect to his Option will be an “excess parachute payment” subject to the excise tax imposed by Section 4999 of the Code, or any successor provision of the Code (the “Excise Tax”), the Company shall pay Grantee an additional amount at the time the Excise Tax is due and payable equal to the amount of the Excise Tax plus any federal, state and local income and employment taxes and Excise Tax on the additional amount (the “Gross-Up Payment”).  For purposes of calculating the Gross-Up Payment, Grantee shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross-Up Payment is being made, net of the maximum reduction in federal income taxes which could be obtained from deduction of any such state and local taxes.

(b)           Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of the Gross-Up Payment shall be made by the Company’s independent certified public accounting firm and/or tax counsel selected by the Company (collectively, the “Accountants”) in accordance with the principles of Section 280G of the Code and Internal Revenue Service regulations thereunder. All fees and expenses of the Accountants will be paid by the Company. All determinations made by the Accountants shall be binding on the Company and Grantee, subject to any determinations made by the IRS.

(c)           In the event that the Excise Tax is subsequently determined by the Accountants or the IRS to be less than the amount taken into account under this Section 4.3 in calculating the Gross-Up Payment, Grantee shall pay to the Company, on or before the date that is ten (10) days after the date that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment that would not have been payable had the Gross-Up Payment been calculated based on the amount of the finally determined Excise Tax, plus interest on the amount of such payment at the prime rate published in the Wall Street Journal on the date the Excise Tax is finally determined from the date the Gross-Up Payment was made to the date such payment is made.

(d)           In the event that the Excise Tax is subsequently determined by the Accountants or the IRS to be more than the amount taken into account under this Section 4.3 in calculating the Gross-Up Payment, the Company shall pay an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Grantee with respect to such excess) on or before the date that is ten (10) days after the date that the amount of such excess in the Excise Tax is finally determined.

(e)           Grantee and the Company shall each reasonably cooperate with the other in lawfully reducing the amount of Excise Tax that may be due and in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Option. Grantee and the Company shall deliver to one another copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the application of Section 280G of the Code or the Excise Tax to the Option. The Company will control all proceedings in the event of any controversy with any taxing authority with regard to Section 280G of the Code or the Excise Tax.

Section 4.3             Rights as Equity Owner.  The holder of the Option shall not be, nor have any of the rights or privileges of, an equity owner of the Company in respect of any LLC interests purchasable upon the exercise of any part of the Option unless and until such LLC interests have been purchased upon the exercise of the Option or portion thereof.

Section 4.4             Holding Period/Put and Call Rights.  Following the exercise of all or any part of the Option, the Company shall, upon Grantee’s request made at any time on or after 185 days following such exercise, purchase from Grantee for cash at the then Fair Market Value all or any portion of the LLC interests Grantee has acquired upon exercise of the Option; provided, however, that (a) in the event of the termination of Grantee’s employment with the Company for any reason or in the event of any Change in Control Grantee’s put right shall become immediately exercisable and (b) the Company shall have the right to purchase from Grantee for cash at the then Fair Market Value all or any portion of the LLC interests Grantee has acquired upon exercise of the Option.  In respect of any such 185 day period, the Company shall pay Grantee an amount equal to (i) the sum of (x) the exercise price plus (y) Grantee’s marginal federal income tax rate times the amount of taxable income Grantee incurs upon such exercise, multiplied by (ii) the then-current London Interbank Offered Rate for similar principal amounts for the period from the exercise date to the date of payment.

Section 4.5             Valuations.  At any time on or after March 2, 2007, unless the Fair Market Value can be established pursuant to Section 1.5(a) or 1.5(b), Grantee may demand in writing that the Company establish the Fair Market Value pursuant to Section 1.5(c).  The Company may, at any time when the Fair Market Value cannot be established pursuant to Section 1.5(a) or 1.5(b), establish the Fair Market Value pursuant to Section 1.5(c), but shall not do so within one year of a prior valuation without the consent of the Grantee.  In the event that a valuation is required under Section 1.5(c) in connection with any transaction in which some of the assets and/or liabilities of the Company are sold and Walter retains some of the assets and/or liabilities of the Company, the Fair Market Value shall be the fair market value of the proceeds received for the sale of such assets and liabilities plus the net assets (or minus the net liabilities) retained by Walter.  Any calculation of the net assets or net liabilities for purposes of the foregoing sentence shall be made by reference to a balance sheet prepared on a consistent basis with the Reference Balance Sheet.

Section 4.6             Restrictions on Transfer.  Without limitation of Grantee’s rights under Section 4.4 hereof, Grantee agrees not to sell, pledge, hypothecate or transfer in any manner whatsoever any LLC Interests acquired upon exercise of the Option, other than a testamentary transfer, without the express written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that the consent of the Company shall not be required (but prior notice shall be given by the Grantee to the Company) (a) for a bona fide pledge of the LLC Interests as security for a borrowing by Grantee from a financial institution engaged in the day-to-day business of lending to individuals and (b) at any time when the Company’s equity is publicly traded.

ARTICLE V.
OTHER AGREEMENTS

Section 5.1             Representations and Warranties of Grantee.  By accepting this Agreement, Grantee represents and warrants to the Company the following:

(a) Grantee is accepting the Option solely for his own account, as principal, without a view to, and not for resale in connection with, any distribution or underwriting of it, and Grantee is not participating, directly or indirectly, in any distribution or underwriting of the Option.  Grantee is not acquiring the Option as an agent, nominee, or representative for the account or benefit of another person or entity, and Grantee has not agreed or arranged to sell, assign, transfer, subdivide, or otherwise dispose of all or any part of the Option to another person or entity.

(b) Grantee understands that (i) no state or federal agency has passed upon the Option or made any finding or determination as to the fairness of the Option as an investment, (ii) the Option has not been, and will not be, registered under either the Securities Act, or any state securities law, and (iii) except as provided in Section 4.1, the Option cannot be offered for sale, sold, assigned, foreclosed or otherwise transferred.

(c) Grantee has been given adequate opportunity to evaluate this investment, including opportunities to (i) examine the Company’s material books and records and all material documents relating to this investment and the Plan, (ii) question officers of the Company, (iii) obtain any additional information necessary to evaluate the investment or to verify any information or representation contained in the Plan, this Agreement or related documents, and

(iv) make such other investigation that Grantee considered appropriate or necessary to evaluate the business and financial affairs and condition of the Company.

(d) Grantee has had access to all information regarding the Company and its present and prospective businesses, assets, liabilities and financial condition that Grantee considered important in making the decision to accept the Option.

(e) Grantee is knowledgeable concerning the business of the Company, and has carefully considered and understands the risks and other factors affecting the suitability of the Option for him or her.  Additionally, Grantee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or her investment in the Option, on the basis of his investment experience, other business and professional experience and education.

(f) Grantee understands that none of the Company, Walter, their Subsidiaries, any officer or director of the Company, Walter or any Subsidiary, or any professional advisor of the Company, Walter, or its Subsidiaries (collectively, the “Protected Parties” and each a “Protected Party”), makes any representation or warranty to Grantee with respect to, or assumes any responsibility for, the tax consequences to Grantee with respect to the Option, including, without limitation, the federal income tax consequences under Section 409A of the Code.  Grantee acknowledges that the Plan and the Option may be subject to Section 409A of the Code and that his right to receive a payment with respect to the Option may be delayed if his separation from service does not satisfy applicable rules concerning payments following Grantee’s separation from service under Section 409A of the Code and that the Company intends to comply with all IRS reporting requirements applicable to the Option.  In the event that a payment to Grantee is delayed by virtue of Section 409A of the Code, the Company shall pay to Grantee an additional amount equal to the amount of the delayed payment multiplied by the then-current London Interbank Offered Rate for similar principal amounts for the period from the exercise date to the date of payment.

(g)  Grantee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of participating in the Plan, and Grantee relies solely on such advisors in respect of such matters.

Section 5.2             Release.  Grantee hereby irrevocably and unconditionally releases each Protected Party from all liability for any punitive, incidental, compensatory, consequential, or other damages or obligations incurred by the Grantee for any act or omission in respect of the Option by the Protected Party (including the person’s own negligence), or by any agent, employee, professional advisor, or other expert used or engaged by the Protected Party, if the act or omission does not constitute gross negligence, willful misconduct or a breach of the terms of this Agreement and is done or omitted in good faith, on behalf of the Company, and in a manner believed by the Protected Party to be both in the best interests of the Company and within the scope of the authority granted to the Protected Party by the Plan; provided, however, notwithstanding the foregoing or any representation or warranty made by Grantee in Section 5.1, the Company and Walter shall not be released from liability to Grantee for any loss or damage suffered by Grantee on account of breach by the Company or Walter of any representation or warranty made by them in Section 5.3.

Section 5.3             Representations and Warranties of the Company and Walter.  The Company and Walter represent and warrant to Grantee the following:

(a)           A valid election has been or will be made under United States Treasury Regulation section 301.7701-3 to treat the Company as a corporation for all federal tax purposes, and such election will be continuously maintained in effect.

(b)           The Company is a limited liability company duly and validly formed under applicable Delaware law.

(c)           The Reference Balance Sheet reflects all the assets and liabilities of Walter’s Homebuilding and Financing businesses as of March 1, 2006, and Walter has validly and effectively transferred such businesses to the Company.

(d)           In the event of a spin-off of the Company to the shareholders of Walter, the capital of the Company shall be sufficient to support the operations of the Company as a going concern and as a stand-alone public company.

(e)           The Plan has been duly and properly adopted by the Company and approved by Walter.

ARTICLE VI.
MISCELLANEOUS

Section 6.1             Administration.  The Administrator shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Option as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Grantee, the Company and all other interested persons.  Neither the Administrator nor any member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Option.

Section 6.2             Transferability of Option. Neither the Option nor any interest or right therein or part thereof shall be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution.  Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. In the event of a spin-off of the Company to the shareholders of Walter, the Administrator shall adjust the Award under this Agreement into an award of the Company at the time of such spin-off in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to this Award.

Section 6.3             Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him at the address reflected in the Company’s records.  By a notice given pursuant to this Section 6.3, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 6.3.  Any notice shall be deemed duly given five (5) days after such notice is enclosed in a properly sealed envelope or wrapper addressed as aforesaid, and deposited as Certified Mail or Registered Mail, Return Receipt Requested (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service; provided, however, that any notice to be given by the Grantee relating to the exercise of the Option or any portion thereof shall be deemed duly given upon receipt by the Secretary or his office.

Section 6.4             Entire Agreement.  This Agreement and the Plan constitute the entire understanding between Grantee and the Company regarding the Option.  This Agreement and the Plan supersedes any prior agreements, commitments or negotiations concerning the Option.

Section 6.5             Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.6             Construction.  This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

Section 6.7             Not a Registered Security.  The Grantee acknowledges that this Option is a private contract and is not intended to conform to the provisions of the Securities Act and the Exchange Act.

Section 6.8             Amendments or Terminations.  This Agreement and the Plan may be amended or terminated without the consent of the Grantee provided that such amendment or termination would not impair any rights of the Grantee under this Agreement.  No amendment or termination of this Agreement shall, without the consent of the Grantee, impair any rights of the Grantee under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

JWH HOLDING COMPANY, LLC

By: WALTER INDUSTRIES, INC.

Its Sole Member

By:
Its Vice Chairman

WALTER INDUSTRIES, INC.

By:

Its:

[Grantee]